Exhibit 99.1

Rosetta Stone Inc. Appoints Education Industry Veteran
George A. Logue to Board of Directors

ARLINGTON, VA (March 7, 2018) - Rosetta Stone Inc. (NYSE: RST) today announced that George A. Logue has been elected to Rosetta Stone’s Board of Directors. Mr. Logue is a seasoned executive with over 40 years of experience in the education industry and brings a wealth of knowledge that will contribute to the company’s language and literacy businesses.

“Having worked with George as a consultant since last June, I have been impressed with his education industry knowledge and his practical ability to apply that know-how as we grow our business," said John Hass, Chairman, President and Chief Executive Officer, Rosetta Stone. "I am excited that George will now bring his expertise to the Board.”

Before becoming an independent management consultant advising education technology companies, he served in a number of executive roles with Cambium Learning Group, Inc., including as President of the Voyager Sopris Learning business segment and President of the Sopris Learning business unit. Mr. Logue has also served in leadership positions with Houghton Mifflin Company, including President of the School Division and Senior Vice President for Sales and Marketing. He holds a Bachelor of Science in Education from Boston University and a Master's in Education from Bridgewater State University.

"I’ve had the opportunity to spend significant time at Rosetta Stone, especially within Lexia Learning, and I am excited about the opportunity to continue to help the team expand the entire company's reach in the education space and improve outcomes for millions of learners," said Mr. Logue.

Current Rosetta Stone Board member Caroline Tsay has notified the company of her decision not to stand for re-election at the 2018 annual meeting of stockholders.

“The Board and I would also like to thank Caroline for her service and will miss her valuable contributions to the Board,” Hass added. “We wish her well in her current and future endeavors.”

About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people’s lives through the power of language and literacy education. The company’s innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone’s language division uses cloud-based solutions to help all types of learners read, write, and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.
For more information, visit www.rosettastone.com.  “Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Media Contact:
Michelle Alvarez
703-387-5862
malvarez@rosettastone.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rosetta Stone's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.